Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Greg M. Burnett	November 23, 2004
Chief Financial Officer

Telephone:     (770) 394-6000
Fax:                  (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
ANNOUNCES
DR. JAMES M. GOODRICH REJOINS BOARD OF DIRECTORS

COMPANY REGAINS COMPLIANCE WITH AMEX LISTING STANDARD

ATLANTA, GA – Roberts Realty Investors, Inc. (AMEX:RPI) announces that a former founding director, Dr. James M. Goodrich, has been elected today to its board of directors and as the third member of its audit committee. The election of Dr. Goodrich brings the company back into compliance with a continued listing standard of the American Stock Exchange that requires a listed company to have at least three directors on its audit committee.

Mr. Charles S. Roberts, the company’s Chairman of the Board of Directors and CEO, stated, “Jim is our third largest shareholder, and we are pleased to have him rejoin our board and audit committee. His business experience and long history with our company will again be a great asset to us.” Mr. Roberts continued, “We are also pleased that Jim’s rejoining our board means that we have regained compliance with the Amex listing standard well before the December 31 deadline the Amex granted our company.”

Dr. Goodrich, who previously served as a director from October 1994 to December 2001, is a consulting engineer and private investor. He is a trustee of the North American Electric Reliability Council, whose mission is to promote the reliability of the electricity supply for North America. Dr. Goodrich was a founder and the Executive Vice President of Energy Management Associates, which provided operations and financial planning software and related consulting services to the electric and gas utility industries, from 1975 until October 1993. He also served as a member of its board of directors until 1992, when it was sold to Electronic Data Systems Corporation. Prior to his experience with Energy Management Associates, Dr. Goodrich served in the United States Navy for five years as an officer on the staff of Admiral Hyman Rickover, where he was involved in the technical support of the design and development of nuclear power plants for the Navy. Dr. Goodrich holds a Ph.D. in Nuclear Engineering, a masters degree in Engineering-Economic

Systems, and a bachelor of arts degree, all from Stanford University. He also holds a masters degree in Engineering Science from George Washington University. Dr. Goodrich has appeared as an expert witness before numerous state public utility commissions, the Federal Energy Regulatory Commission, federal courts and arbitration panels. He beneficially owns a total of 281,847 shares of the company’s common stock, or approximately 5.3% of the outstanding shares.

Roberts Realty Investors, Inc. owns and operates multifamily residential and other properties as a self-administered, self-managed equity real estate investment trust, or REIT based in Atlanta.